Exhibit 4.2

THIS WARRANT AND THE WARRANT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH PLEDGE, HYPOTHECATION, SALE, TRANSFER OR DISPOSAL OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant No.: [__]	Number of Shares: [ ]

Date of Issuance: [                    ]

SOLARCITY CORPORATION

THIS CERTIFIES THAT, for good and valuable consideration the sufficiency of which is hereby acknowledged, SolarCity Corporation, a Delaware corporation (the “Company”), promises to issue to PG&E Corporation, the holder of this warrant (the “Warrant”), its nominees, successors or assigns (the “Holder”), [            ] fully paid and nonassessable shares of [Series E Preferred] [Common]1 Stock, par value $0.0001 per share, of the Company, upon the payment by the Holder to the Company of the Warrant Price (as defined herein) and to deliver to the Holder a certificate or certificates representing the [Series E Preferred] [Common] Stock so purchased. The number of shares of [Series E Preferred] [Common] Stock purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as provided herein. The Warrant Price (the “Warrant Price”) per share of [Series E Preferred] [Common] Stock shall equal $10.82 per share. The Warrant Price is subject to adjustment as provided herein. [For the avoidance of doubt, from and after the conversion of all outstanding shares of Series E Preferred Stock pursuant to Article IV(B)(4)(b) of the Company’s Certificate of Incorporation, as amended, this Warrant shall be exercisable in accordance with its terms for Common Stock.]

For the purpose of this Warrant, [the term “Series E Preferred Stock” shall mean (i) the class of stock designated as the Series E Preferred Stock of the Company at the date of this Warrant, (ii) any other class or classes of stock resulting from successive changes or reclassifications of such class of stock and (iii) any other class or classes of stock resulting from conversion of all outstanding shares of such class of stock (including pursuant to Article IV(B)(4)(b) of the Company’s Certificate of Incorporation, as amended);] the term “Common Stock” shall mean (a) the class of stock designated as the Common Stock of the Company at the date of this Warrant and (b) any other class or classes of stock resulting from successive changes or reclassifications of such class of stock; and the term “Business Day” shall mean any day other than a Saturday or Sunday

1 Bracketed terms to be included or deleted as appropriate to reflect a warrant to purchase Series E Preferred Stock or Common Stock.

or a day on which commercial banks in San Francisco, California are required or authorized to be closed.

SECTION 1.  Term of Warrant, Exercise of Warrant.

(a)    Subject to the terms of this Warrant, including without limitation Section 6, the Holder shall have the right, at its option, which may be exercised as hereinafter provided, in whole or in part, at any time, and from time to time, commencing at the time of the issuance of this Warrant and until 5:00 p.m. Pacific Time on the thirty-six (36) month anniversary of the date of issuance of this Warrant (the “Scheduled Expiration Date”), to purchase from the Company the number of fully paid and nonassessable shares of [Series E Preferred] [Common] Stock which the Holder may at the time be entitled to purchase on exercise of this Warrant (“Warrant Shares”). Notwithstanding the foregoing, if the Holder shall have given the Company written notice of its intention to exercise this Warrant on or before 5:00 p.m. Pacific Time on the Scheduled Expiration Date, the Holder may exercise this Warrant at any time through (and including) the Business Day next following the date that all applicable required regulatory holding periods have expired and all applicable required governmental approvals have been obtained in connection with such exercise of this Warrant by the Holder, if such Business Day is later than on the Scheduled Expiration Date (the Scheduled Expiration Date or such later date being herein referred to as the “Warrant Expiration Date”). After the Warrant Expiration Date, this Warrant will be void.

(b)    (i)    The purchase rights evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by the Holder, to the Company at its office in Foster City, California (or, in the event the Company’s principal office is no longer in Foster City, California, its then principal office in the United States (the “Principal Office”)), accompanied by payment, of an amount (the “Exercise Payment”) equal to the Warrant Price multiplied by the number of Warrant Shares being purchased pursuant to such exercise, payable by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment.

(ii)    In lieu of exercising this Warrant pursuant to Section 2(b)(i), if the Market Price per share of [Series E Preferred] [Common] Stock as of the date of such exercise is greater than the Warrant Price, the Holder may elect to receive a number of shares of [Series E Preferred] [Common] Stock equal to the value of this Warrant (or of any portion of this Warrant being exercised) by surrender of this Warrant at the Principal Office with the form of subscription at the end hereof duly executed by the Holder reflecting such election, in which event the Company shall issue to the Holder that number of shares of [Series E Preferred] [Common] Stock computed using the following formula:

X =	Y (A – B)
A

      Where:

X =	The number of shares of [Series E Preferred] [Common] Stock to be issued to the Holder

Y =	The number of shares of [Series E Preferred] [Common] Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (as of the date of such exercise)

A =	The Market Price of one share of [Series E Preferred] [Common] Stock (as of the date of such exercise)

B =	The Warrant Price (as of the date of such exercise)

For purposes hereof, the term “Market Price” shall mean, with respect to any day, the average closing price of a share of Common Stock or other security for the fifteen (15) consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such fifteen (15) trading day period in the over-the-counter market or, if the shares of Common Stock or securities are not publicly traded, the Market Price for such day shall be the fair market value thereof determined jointly by the Company and the Holder; provided, however, that if such parties are unable to reach agreement within twenty (20) Business Days, upon the request of either the Company or the Holder, the Market Price shall be determined in good faith by an independent investment banking firm selected jointly by the Company and the Holder or, if that selection cannot be made within fifteen (15) Business Days after such request, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules. All costs and expenses incurred in connection with the determination of Market Price shall be borne by the Company.

(c)    Upon any exercise of this Warrant, the Company shall issue and cause to be delivered with all reasonable dispatch, but in any event within five (5) Business Days, to or upon the written order of the Holder and, subject to Section 3, in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon such exercise together with such other property, including cash, which may be deliverable upon such exercise. If fewer than all of the Warrant Shares represented by this Warrant are purchased, a new Warrant of the same tenor as this Warrant, reflecting the number of Warrant Shares that remain subject to this Warrant will be issued and delivered by the Company at the Company’s expense, to the Holder together with the issue of the certificates representing the Warrant Shares then being purchased.

SECTION 2.   Warrant Register, Registration of Transfers.

Section 2.1.    Warrant Register. The Company shall keep at its Principal Office, a register (the “Warrant Register”) in which the Company shall record the name and address of the Holder from time to time and all transfers and exchanges of this Warrant made in accordance with the terms of this Warrant. The Company shall give the Holder prior written notice of any change of the address at which such register is kept.

Section 2.2.   Registration of Transfers, Exchanges or Assignment of Warrants.

(a)    This Warrant may not be transferred or assigned in whole or in part without the Company’s prior written consent, and any attempt by the Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void. Notwithstanding the foregoing, this Warrant may be transferred or assigned in whole but not in part by a Holder to a parent, subsidiary or other affiliate of such Holder (other than an affiliate that is a natural person); provided, that (i) the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition and (ii) the transferee or assignee shall in writing (a) represent to the Company that (x) it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, (y) it is acquiring this Warrant for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and (z) it has no present intention of selling, granting any participation in, or otherwise distributing this Warrant or the shares of stock issuable upon exercise of this Warrant [(or any shares issuable upon conversion thereof)], nor does it have any contract, undertaking, agreement or arrangement for the same, and (b) agree to take and hold this Warrant and any shares of stock to be issued upon exercise of the rights hereunder [(and any shares issuable upon conversion thereof)] subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if such transferee or assignee were the original holder hereof.

(b)    Upon surrender for transfer or exchange of this Warrant to the Company at its Principal Office for transfer or exchange in accordance with this Section 2, the Company shall, without charge (subject to Section 3), execute and deliver a new Warrant or Warrants of like tenor and of a like aggregate amount of Warrant Shares in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.

SECTION 3.   Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of any Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificate for Warrant Shares in a name other than that of the Holder as such name is then shown on the books of the Company.

SECTION 4.   Certain Covenants.

Section 4.1.    Reservation of Warrant Shares. There have been reserved and the Company shall at all times keep reserved, out of its authorized but unissued [Series E Preferred] [Common] Stock, free from any preemptive rights, rights of first refusal or other restrictions (other than pursuant to the Securities Act) a number of shares of [Series E Preferred] [Common] Stock sufficient to provide for the exercise of the rights of purchase represented by this Warrant. The transfer agent, if any, for the [Series

E Preferred] [Common] Stock, and every subsequent transfer agent for any shares of the [Series E Preferred] [Common] Stock issuable upon the exercise of any of the rights of purchase as set out in this Warrant, shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purpose.

Section 4.2.    Valid Issuance. The Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable, and free from all taxes, liens, and charges and any statutory or contractual preemptive rights with respect to the issue thereof except for all taxes, liens and charges imposed by the Holder. The Company will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Company to afford such rights to Holder.

Section 4.3.    Notice of Certain Corporate Action. In case the Company shall propose (a) to offer to the holders of its Series E Preferred Stock, pursuant to their rights as holders of such shares, rights to subscribe for or to purchase any shares of Series E Preferred Stock or shares of stock of any class or any other securities, rights or options, or (b) to effect any reclassification of its [Series E Preferred] [Common] Stock (other than a reclassification involving only the subdivision, or combination, of outstanding shares of [Series E Preferred] [Common] Stock), or (c) to effect any capital reorganization, or (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of its property, assets or business, or (e) to effect the liquidation, dissolution or winding up of the Company, or (f) to offer to the holders of its [Series E Preferred] [Common] Stock the right to have their shares of [Series E Preferred] [Common] Stock repurchased or redeemed or otherwise acquired by the Company, or (g) to take any other action which, pursuant to the terms of this Warrant, would result in the adjustment of the Warrant Price and/or the number of Warrant Shares issuable upon exercise of this Warrant, then in each such case (but without limiting the provisions of Section 5), the Company shall give to the Holder a notice of such proposed action, which shall specify the date on which a record is to be taken for purposes of such dividend, distribution of offer of rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of [Series E Preferred] [Common] Stock, if any such date is to be fixed and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the [Series E Preferred] [Common] Stock. Such notice shall be so given at least ten (10) Business Days prior to the record date for determining holders of the [Series E Preferred] [Common] Stock for purposes of participating in or voting on such action, or at least ten (10) Business Days prior to the date of the taking of such proposed action or the date of participation therein by the holders of [Series E Preferred] [Common] Stock, whichever shall be the earlier. Such notice shall specify, in the case of any subscription or repurchase rights, the date on which the holders of [Series E Preferred] [Common] Stock shall be entitled thereto, or the date on which the holders of [Series E Preferred] [Common] Stock shall be entitled to exchange their [Series E Preferred] [Common] Stock for securities or other property deliverable upon any reorganization, reclassification, consolidation, merger, sale or other action, as the case may be. Such notice shall also state whether the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of security holders, if either is required, and the adjustment in Warrant Price and/or number of Warrant Shares issuable upon exercise of this Warrant as a result of such reorganization, reclassification, consolidation, merger, sale or other action. The notice provisions set forth in this Section 4.3 may be shortened or waived prospectively or retrospectively by the consent of the Holder.

SECTION 5.   Capital Events; Adjustments to Warrant Price.

Section 5.1.    Consolidation, Merger or Sale. If any reorganization or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of [Series E Preferred] [Common] Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for [Series E Preferred] [Common] Stock, then, as a condition of such reorganization, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of [Series E Preferred] [Common] Stock immediately theretofore receivable upon the exercise of this Warrant, the amount of shares of stock, securities or assets (including cash) that is issued or paid with respect to or in exchange for a number of outstanding shares of such [Series E Preferred] [Common] Stock equal to the number of Warrant Shares for which this Warrant could have been exercised immediately prior to such reorganization, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets (including cash) thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets (including cash) as, in accordance with the foregoing provisions, the Holder may be entitled to receive.

Section 5.2.    Reclassification of Shares. If the shares of [Series E Preferred] [Common] Stock issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization[, conversion of all outstanding shares of the relevant class or series] or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of shares of [Series E Preferred] [Common] Stock which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of shares of [Series E Preferred]

[Common] Stock deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.

Section 5.3.    Subdivisions and Combinations. In the event that the outstanding shares of [Series E Preferred] [Common] Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of shares of [Series E Preferred] [Common] Stock issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Warrant Price shall be proportionately decreased, and in the event that the outstanding shares of [Series E Preferred] [Common] Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of shares of [Series E Preferred] [Common] Stock issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Warrant Price shall be proportionately increased.

Section 5.4.    Fractional Shares. The Company shall not issue fractions of shares of [Series E Preferred] [Common] Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of [Series E Preferred] [Common] Stock would, except for the provisions of this Section 5.4, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the Warrant Price for a share of [Series E Preferred] [Common] Stock as of the date of exercise.

Section 5.5.    Notice of Adjustment. Upon any adjustment of the Warrant Price, and from time to time upon the request of the Holder the Company shall furnish to the Holder the Warrant Price resulting from such adjustment or otherwise in effect and the number of Warrant Shares then available for purchase under this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 5.6.    Certain Events. If any event occurs as to which in the good faith judgment of the Board of Directors of the Company the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the exercise rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company in the good faith, reasonable exercise of its business judgment shall use its commercially reasonable efforts to make an adjustment in the application of such provisions, in accordance with such essential intent and principles so as to protect such exercise rights as aforesaid.

SECTION 6.  No Rights as a Stockholder; Notice to Holder. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or, except as otherwise provided in this Warrant, to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company.

SECTION 7.  Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with, in the case of a Holder which is not a qualified institutional buyer within the meaning of Rule 144A under the Act, surety) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

SECTION 8.  Notices. All notices and other written communications provided for hereunder shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, and (i) if to the Holder addressed to it at the address or fax number specified for such Holder in the Warrant Register or at such other address or fax number as the Holder shall have specified to the Company in writing in accordance with this Section 8, and (ii) if to the Company, addressed to it at 393 Vintage Park Drive, Suite 140, Foster City, California, 94404, Attention: General Counsel, Facsimile: (650) 560-6182, or at such other address or fax number as the Company shall have specified to the Holder in writing in accordance with this Section 8.

SECTION 9.  Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California but without giving effect to principles of conflict of laws.

SECTION 10.  Warrant Share Legend. Each certificate representing Warrant Shares, until such Warrant Shares have been distributed pursuant to a registration statement effective under the Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Act (or any similar rule then in force) shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH SECURITIES ACT OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH

SALE, OFFER, PLEDGE, HYPOTHECATION OR TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SECTION 11.   Captions. The captions of the Sections and subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

SECTION 12.   Market Stand-off. The Holder of this Warrant hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by the Holder during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s initial public offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Company may impose stop-transfer instructions and may stamp with an appropriate legend each certificate with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. The Holder agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this Section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Warrant as of the _____ day of [                ], [        ].

SOLARCITY CORPORATION

By:
Name:
Title:

Attest:

Signature Page to Warrant

[To be signed only upon exercise of Warrant]

To SOLARCITY CORPORATION:

The undersigned, the holder of the within Warrant (the “Holder”), hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____ shares of [Series E Preferred] [Common] Stock of SolarCity Corporation [and herewith makes payment of $_____ therefor in full payment of the Exercise Payment] [or] [pursuant to the net issue exercise provisions of Section 1(b)(ii) of such Warrant], and requests that the certificates for such shares be issued in the name of, and be delivered to ___________________________, whose address is _____________________________________________.

The undersigned represents that (i) it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, (ii) it is acquiring such shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and (iii) it has no present intention of selling, granting any participation in, or otherwise distributing such shares, nor does it have any contract, undertaking, agreement or arrangement for the same.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address